Exhibit 10.14

SEPARATION AGREEMENT AND FULL AND FINAL RELEASE

This agreement (Agreement) is entered into between James Gratzek (Employee) and SunOpta, Inc.  (Company).

1. Termination of Employment Relationship.  Employee and the Company will end their employment relationship on September 30, 2019 (the "Termination Date").  The Company may relieve Employee of all duties and place the Employee on administrative leave prior to the Termination Date by providing written notice. Employee no longer will be authorized to transact business or incur any expenses, obligations and liabilities on behalf of the Company after the earlier of being placed on administrative leave or the Termination Date.  Employee acknowledges (i) receipt of all compensation and benefits due through the Termination Date as a result of services performed for the Company with the receipt of a final paycheck except as provided in this Agreement; (ii) Employee has reported to the Company any and all work-related injuries incurred during employment; and (iii) the Company properly provided any leave of absence because of Employee's or a family member's health condition and Employee has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave.

2. Consideration.  In consideration of Employee's promises in this Agreement, and upon expiration of the revocation period so long as Employee has not revoked, the Company will provide Employee:

A. Severance pay in the total gross amount of $300,000.00, to be paid as soon as administratively feasible; and

B. If Employee elects COBRA, Company will pay Employer portion and COBRA fees for medical and dental coverage for twelve (12) months. Employee is responsible for the Employee portion of such coverage.

  C. Outplacement Benefits. Employer will provide Employee with outplacement benefits for six (6) months through Challenger, Gray & Christmas.

  D. In addition, any shares granted as part merit for 2019 performance will vest.

The Company will apply standard tax and other applicable withholdings to payments made to Employee.  Employee agrees that the consideration the Company will provide includes amounts in addition to anything of value to which Employee already is entitled.  The Company also will pay Employee accrued but unused vacation regardless of whether Employee signs this Agreement.  Although the Company is under no obligation to provide reinstatement, employment, re-employment, consulting or other similar status, if the Company recalls Employee within three months of termination, Employee may be obligated to repay certain severance benefits as more fully explained in the Company Severance Plan.

3. Full and Final Release.  In consideration of the benefits provided by the Company, Employee, for Employee personally and Employee's heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges the Company and its affiliates, as well as their respective successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are referred to throughout this Agreement as the "Released Parties"), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, as a result of actions or omissions occurring through the date Employee signs this Agreement.  Specifically included in this waiver and release are, among other things, any and all claims of alleged employment discrimination and retaliation prohibited by Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, including the amendments provided by the Older Workers Benefits Protection Act, or any other federal, state or local statute, rule, ordinance, or regulation, as well as any claims under common law for tort, contract, or wrongful discharge.

4. Exceptions to the Release and No Interference With Rights.  The above release does not waive claims (i) for unemployment or workers' compensation benefits, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date Employee signs this Agreement, (iii) that may arise after Employee signs this Agreement, and (iv) which cannot be released by private agreement. Employee understands that nothing in this Agreement (a) limits or affects Employee's right to challenge the validity of this Release under the ADEA or the OWBPA or (b) prevents Employee from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information,  or (c) prevents Employee from exercising Employee's rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees, although by signing this Agreement, Employee is waiving his right to recover any individual relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Employee or on his behalf by any third party, except for any right Employee may have to receive a payment from a government agency (and not the Company) for information provided to the government agency.

5. Restrictive Covenants.  Employee understands and acknowledges that by virtue of his employment with the Company, he had access to and knowledge of Confidential Information (defined hereafter), was in a position of trust and confidence with the Company and benefitted from the Company's goodwill. Employee further understands and acknowledges that the restrictive covenants below are necessary to protect the Company's legitimate business interests in its Confidential Information and goodwill.  Employee further understands and acknowledges that the Company's ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company and that the Company would be irreparably harmed if the Employee violates the restrictive covenants below.

(a) Confidentiality.  Employee understands and acknowledges that during the course of his employment, he has had access to and learned about confidential, secret and proprietary documents, materials and other information, in tangible and intangible form, of and relating to the Company, its businesses and existing and prospective customers, suppliers, investors and other associated third parties ("Confidential Information").  For purposes of this Agreement, Confidential Information includes, but is not limited to, all information not generally known to the public, whether oral or written, relating directly or indirectly to financial statements, projections, evaluations, plans, programs, customers, suppliers, facilities, equipment and other assets, products, processes, manufacturing, marketing, research and development, trade secrets, know-how, patent applications that have not been published, technology and other confidential information and intellectual property of the Company.  Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.  Employee agrees, as a condition of this Agreement, that Employee will not use or disclose any Confidential Information which Employee learned or that came into Employee possession during the course of employment with the Company.  Among other things, and without limitation, Employee will not use or disclose, without the consent of the Company, any trade secrets, confidential or proprietary information of or concerning the Company, its owners, affiliates, customers or suppliers.

(b) Non-Competition. Because of the Company's legitimate business interest as described in this Agreement and the good and valuable consideration offered to the Employee, for a (12) month period from the Termination Date, Employee agrees and covenants not to engage in any Competitive Activity within the United States.  For purposes of this this non-compete clause, "Competitive Activity" means to, directly or indirectly engage in, provide services to, or otherwise participate in, whether as an employee, employer, owner, operator, manager, adviser, consultant, partner, director, stockholder, officer, or any other similar capacity, in a business that is competitive with the products or services of the Company, including, but not limited to, any business selling frozen fruit, fruit toppings, non-dairy beverages, broth, citrus juice or fruit snacks.  Without limiting the foregoing, Competitive Activity also includes activity that may require or inevitably require disclosure of trade secrets, proprietary information or Confidential Information. Nothing in this Agreement prohibits Employee from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that Employee's ownership represents a passive investment and that Employee is not a controlling person of, or a member of a group that controls, the corporation.

(c) Non-Solicitation of Employees. Employee understands and acknowledges that the Company has expended and continues to expend significant time and expense in recruiting and training its employees.  Employee agrees, as a condition of this Agreement, not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company for a period of twelve (12) months from the Termination Date.

(d) Non-Solicitation of Customers.  Employee understands and acknowledges that the Company has expended and continues to expend significant time and expense in developing customer relationships, customer information and goodwill, and that because of the Employee's experience with and relationship to the Company, he has had access to and learned about much or all of the Company's customer information. Customer information includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, product information, pricing information and other information identifying facts and circumstances specific to the customer.  Employee agrees, as a condition of this Agreement, not to directly or indirectly solicit, contact, attempt to contact or meet with the Company's current, former or prospective customers for purposes of offering or accepting goods or services competitive with those offered by the Company, as of the date of this Agreement, for a period of twelve (12) months from the Termination Date.

(e) Reasonableness of Restrictions.  If any covenant or provision of this Agreement is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision and Paragraphs 5(a), 5(b), 5(c) or 5(d), are each declared to be separate and distinct covenants. If any court of law finds that any provision of this Paragraph 5 is invalid or unenforceable, then such provision shall be enforced to the extent deemed reasonable and enforceable by the court. Employee hereby agrees all restrictions contained in this section are reasonable and valid and all defenses to the strict enforcement thereof by the Company are hereby waived. Employee further acknowledges that a violation of any of the provisions of this section will result in immediate and irreparable damage to the Company and agrees that in the event of such violation, the Company, in addition to any other right of relief, shall be entitled to seek equitable relief by way of a temporary or permanent injunction and to such other relief that any court of competent jurisdiction may deem just and proper. If Employee is in breach of any such restrictions, the running of the period of such restrictions shall be stayed and shall recommence upon the date Employee ceases to be in breach thereof, whether voluntarily or by injunction.

(f) Survivability.  The terms of this Paragraph 5 shall survive the expiration or termination of this Agreement for any reason.

6. Agreement Confidentiality.  The nature and terms of this Agreement are strictly confidential and they have not been and shall not be disclosed by Employee at any time to any person other than Employee's lawyer or accountant, a governmental agency, or Employee's immediate family without the prior written consent of an officer of the Company, except as necessary in any legal proceedings directly related to the provisions and terms of this Agreement, to prepare and file income tax forms, or as required by court order after reasonable notice to the Company.

7. Cooperation.  Employee agrees to cooperate with the Released Parties regarding any pending or subsequently filed litigation, claims or other disputes involving the Released Parties that relate to matters within the knowledge or responsibility of Employee.  Without limiting the foregoing, Employee agrees (i) to meet with a Released Party's representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iii) to provide the Company with notice of contact by any adverse party or such adverse party's representative, except as may be required by law.  The Company will reimburse Employee for reasonable expenses in connection with the cooperation described in this paragraph.

8. Non-Admission.  This Agreement shall not be construed as an admission by the Company of any liability or acts of wrongdoing or unlawful discrimination, nor shall it be considered to be evidence of such liability, wrongdoing, or unlawful discrimination.

9. Non-Disparagement.  Except as otherwise provided in Paragraph 4 above, Employee agrees not to make statements to clients, customers and suppliers of the Company (or any of its affiliates) or to other members of the public that are in any way disparaging or negative towards the Company, any of its affiliates, or the products, services, representatives or employees of any of the foregoing.  Nothing in this paragraph prohibits Employee from complying with a court order or lawful subpoena. The Company agrees that it will instruct Joe Ennen, CEO, Dror Karidi, Interim GM, Chris Whitehair, SVP of Operations and Mike Buick, GM not to make statements to any person or entity external or internal to the Company that are in any way disparaging or negative toward Employee.

10. Advice of Counsel, Consideration and Revocation Periods, Other Information.  The Company advises Employee to consult with an attorney prior to signing this Agreement.  Employee has 45 days to consider whether to sign this Agreement (the "Consideration Period").  Employee must return this signed Agreement to the Company's representative set forth below within the Consideration Period but not prior to the Termination Date.  If Employee signs and returns this Agreement before the end of the Consideration Period, it is because Employee freely chose to do so after carefully considering its terms.  Additionally, Employee shall have fifteen days from the date of the signing of this Agreement to revoke this Agreement by delivering a written notice of revocation within the fifteen-day revocation period to Jeff Gough, SunOpta, 7301 Ohms Lane Suite 600, Edina MN 55439.  If the revocation period expires on a weekend or holiday, Employee will have until the end of the next business day to revoke. This Agreement will become effective on the sixteenth day after Employee signs this Agreement provided Employee does not revoke this Agreement.  Any modification or alteration of any terms of this Agreement by Employee voids this Agreement in its entirety. The Company has attached as Exhibit A information regarding the group of individuals covered by the employment termination program; the applicable eligibility factors, and the applicable time limits; a list of the job titles and ages of all individuals eligible or selected for the employment termination program as well as those who are not; and the applicable severance plan. Employee agrees with the Company that changes, whether material or immaterial, do not restart the running of the Consideration Period.  Employee knowingly and voluntarily agrees to all of the terms set forth in this Agreement.

11. Applicable Law and General Provisions.  This Agreement shall be interpreted under Minnesota law.  This Agreement sets forth the entire agreement between the parties.  Employee is not relying on any other agreements or oral representations not fully addressed in this Agreement.  Any prior agreements between or directly involving Employee and the Company are superseded by this Agreement, except any prior agreements related to inventions, business ideas, confidentiality of corporate information, and non-competition remain intact.  To the extent of any conflict between the terms of this Agreement and the Company's severance plan, the provisions of this Agreement shall prevail.  The provisions of this Agreement are severable, and if any part of this Agreement except Paragraph 3 is found by a court of law to be unenforceable, the remainder of this Agreement will continue to be valid and effective.  The headings in this Agreement are provided for reference only and shall not affect the substance of this Agreement.

In exchange for the promises contained in this Agreement, the Company promises to provide the benefits set forth in this Agreement.

Date: September 30, 2019	Jeff Gough SunOpta 7301 Ohms Lane, Suite 600 Edina, MN 55439	/s/ Jeff Gough Signature

Employee has read and understood this Agreement, signs this Agreement waiving valuable rights, and acknowledges that this Agreement is final and binding.

Date: October 9, 2019 Not valid if signed before Termination Date	James Gratzek Name Printed	/s/ James Gratzek Signature